Exhibit 3.23

CERTIFICATE OF INCORPORATION

OF

GREENBRIER INTERNATIONAL, INC.

A STOCK CORPORATION

FIRST. The name of the Corporation is GREENBRIER INTERNATIONAL, INC.

SECOND. Its registered office in the State of Delaware is to be located at One Rodney Square - 10th Floor, 10th & King Streets, in the City of Wilmington, County of New Castle, Zip Code 19801. The initial registered agent in charge thereof is RL&F Service Corp.

THIRD. The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The aggregate number of shares that the Corporation shall have authority to issue is one thousand (1000) shares of stock having no par value. All the stock of the Corporation shall be of the same class, common. The common stock of the Corporation shall have unlimited voting rights. The common stock of the Corporation is entitled to receive the net assets of the Corporation upon dissolution.

FIFTH. The name and mailing address of the incorporator are as follows:

William A. Old, Jr.

Hofheimer Nusbaum, P.C.

1700 Dominion Tower

999 Waterside Drive

Norfolk, Virginia 23510

SIX. The powers of the incorporator are to terminate upon the filing of the Certificate of Incorporation. The initial Board of Director shall consist of three (3) directors. The names and addresses of the persons who are to serve as the directors until the first annual meeting of shareholders or until their successors are elected and have qualified are:

Bob L. Sasser	500 Volvo Parkway
Chesapeake, Virginia 23320

Robert H. Rudman	500 Volvo Parkway
Chesapeake, Virginia 23320

Frederick C. Coble	500 Volvo Parkway
Chesapeake, Virginia 23320

SEVENTH. No holder of (a) stock of any class of the Corporation, whether now or hereafter authorized, (b) any warrants, rights or options to purchase such stock, or (c) any securities or obligations convertible into any such stock or into any warrants, rights or options to purchase any such stock (the interests referred to in clauses (a), (b) and (c) being hereinafter referred to as “equity interest”) shall have (i) any pre-emptive right to purchase or subscribe to any equity interests that may hereafter be created, issued or sold or (ii) any right of subscription to any equity interest.

EIGHTH. To the fullest extent that the General Corporation Law of Delaware permits the limitation or elimination of the liability of an eligible person (as defined below), no eligible person shall be liable to the Corporation or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct. As used in this Certificate, “eligible person” means any person who is or was a director or officer of the Corporation, or while serving as such director or officer, is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, affiliated corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

NINTH. To the fullest extent permitted by the General Corporation Law of Delaware, the Corporation shall indemnify any eligible person who was or is a party to any proceeding, including a proceeding brought by or in the right of the Corporation or brought by or on behalf of the stockholders of the Corporation, against any liability incurred by him or her in connection with such proceeding unless he or she engaged in willful misconduct or a knowing violation of the criminal law. To the same extent, the Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any eligible person against liability and/or to advance or reimburse his expenses in respect to any proceedings arising from any act or omission, whether occurring before or after the execution of such contract. The Corporation may purchase and maintain insurance to indemnify itself or any eligible person against the whole or any portion of the liability assumed by it in accordance with this provision.

I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 9th day of October, 2003.

/s/ William A. Old, Jr.
William A. Old, Jr., Incorporator